Exhibit 23.3

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

November 20, 2006

Re:

The Registration Statement of Grupo Aeroportuario del Centro Norte,
S.A.B. de C.V. on Form F-1 (No. 333-138710) as filed with the Securities and Exchange Commission on November 15, 2006 (the “Registration Statement”)

We hereby consent to the reference to us under the heading “Validity of Securities” in the Prospectus constituting part of the Registration Statement on Form F-1.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

CLEARY GOTTLIEB STEEN & HAMILTON LLP

/s/ JORGE U. JUANTORENA
Jorge U. Juantorena, a Partner